EXHIBIT 99.1

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CURE Pharmaceutical (OTCQB:CURR) Closes Acquisition Of Privately-Held Chemistry Holdings Inc.

Acquired Technology Expands Core CUREfilmTM Platform and Strengthens Balance Sheet

OXNARD, Calif., May 14, 2019 – CURE Pharmaceutical (OTC: CURR) (“CURE”), an innovative drug delivery and development company, today announced that it has closed on the previously announced acquisition of Chemistry Holdings Inc. (“Chemistry Holdings”, “CH”), a formulation technology company that is developing innovative delivery systems for a variety of industries. The acquisition was an all-stock transaction using common stock. In connection with the signing and closing of this acquisition, CURE received a total of $10M in cash.

“This acquisition brings capital as well as novel intellectual property and scientific expertise to CURE’s capabilities, helping us deliver on our promise to transform patient’s lives with breakthrough medical treatments,” said Rob Davidson, CEO of CURE Pharmaceutical. “This transaction along with capital raised from private placement of shares since April 1, 2019 at $3.30 per share strengthens our balance sheet and bolsters our position as a pioneer and leader in the drug delivery market.”

This acquisition expands CURE’s platform of oral dosage forms beyond dissolving films and allows the company to pursue multiple encapsulations methods for improving the solubility of active ingredients.

The acquired technology includes a novel chewable delivery system, nanoemulsions, microemulsions, microcapsules and taste masking solutions. These technologies complement and expand the CUREfilm™ platform to enable the delivery of a wider range of active ingredients at higher doses. The combined technologies create a versatile platform for both immediate and controlled-release drug delivery.

“Chemistry Holdings was created to address pervasive drug delivery and patient adherence challenges facing the pharmaceutical industry. We focused on developing proprietary formulation technology and dosage forms that can improve drug absorption and efficacy without compromising on palatability, texture and portability – the consumer being always at the center of our product design” said Joshua Held, CEO of Chemistry Holdings. “We anticipate that by joining forces with CURE, we will expand into more markets and make a bigger impact."

Additional information concerning this acquisition can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission on May 14, 2019.

For more information about the innovative work from CURE Pharmaceutical, please visit its website at www.curepharma.com.

About CURE Pharmaceutical

CURE Pharmaceutical is a vertically integrated drug delivery and development company committed to improving drug efficacy, safety and the patient experience through its proprietary drug dosage forms and delivery systems. CURE has a full-service cGMP manufacturing facility and is a pioneering developer and manufacturer of a patented and proprietary delivery system (CUREfilm™), one of the most advanced oral thin film on the market today. CURE is developing an array of products in innovative delivery platforms and partners with biotech and pharmaceutical companies. CURE has positioned itself to advance numerous therapeutic categories, including the pharmaceutical cannabis sector with partnerships in the U.S., Canada and Israel. The company’s mission is to improve people’s lives by redefining how medicines are delivered and experienced.

This press release contains forward-looking statements that involve risks and uncertainties. There are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks associated with realizing the expected benefits of the merger, the ability to successfully market our products, the difficulty in predicting the timing or outcome of other product research and development efforts, potential product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties and the ability to obtain financing on favorable terms. The forward-looking statements in this press release reflect the Company's judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.